Exhibit 8 under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                STATE STREET BANK
                              CUSTODY FEE SCHEDULE


                               FEDERATED INVESTORS
                          -- BANK PROPRIETARY FUNDS --


I.  CUSTODY SERVICES

Maintain Custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                                                                 ANNUAL FEES

      ASSET

First $500 Million                                            1.0 Basis Point
Excess                                                         .5 Basis Point

Minimum fee per year                                                  $15,000
Wire Fees                                                      $2.70 per wire

Settlements:
-  Each DTC Commercial Paper                                            $9.00
-  Each DTC Transaction                                                 $9.00
-  Each Federal Reserve Book Entry Transaction (Repo)                   $4.50
-  Each Repo with Banks Other than State Street Bank                    $7.50
-  Each Physical Transaction (NY/Boston, Private Placement)            $21.75
-  Each Option Written/Exercised/Expired                               $18.75
-  Each Stock LoanTransaction                                          $12.00
-  Each Book Entry Muni (Sub-custody) Transaction                      $15.00
-  Index Fund/ETD                                                  Cost + 15%


II.  MULTICURRENCY HORIZON REMOTE SERVICE

July 1, 1993 - July 1, 1995                                         No Charge

Post July 1, 1995                               $5,000 per portfolio per year
                                                $  500 per portfolio per year
                                                    for each additional class


III.  OUT-OF-POCKET EXPENSES

Telephone
Postage & Insurance
Armored carrier costs
Legal fees
Supplies related to fund records
Processing validation certificates Forms, envelopes, Xerox copies, supplies, etc.


IV.  SPECIAL SERVICES

Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.


V.  COUPON CLIPPING

Monitoring for calls and processing for each monthly issue held

Monthly Charge                                                          $5.00


VI.  BALANCE CREDIT

A balance credit equal to 75% of the average balance in the custodian account for the month billed times the 30-day T-Bill Rate on the last Monday of the month billed will be applied against Section I through IV above.


VII.  TERM OF THE CONTRACT

The parties agree that this fee schedule shall become effective June 1, 1993 and will remain in effect until it is revised as a result of negotiations initiated by either party.

FEDERATED SERVICES CO.            STATE STREET BANK & TRUST CO.


By James J. Dolan                 By:  Frank J. Sidoti, Jr.
President                         Vice President
January 24, 1994                  December 15, 1993